UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                            Coda Octopus Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    19188U107
                    -----------------------------------------
                                 (CUSIP Number)


                               September 18, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ] Rule 13d-1(b)
         [X] Rule 13d-1(c)
         [ ] Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------------                          -----------------------
  CUSIP No.   19188U107             SCHEDULE 13G           Page 2 of 9 Pages
-------------------------------                          -----------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Vision Opportunity Master Fund, Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands
--------------------------------------------------------------------------------
   NUMBER OF            5    SOLE VOTING POWER
    SHARES
 BENEFICIALLY                0
   OWNED BY             --------------------------------------------------------
    EACH                6    SHARED VOTING POWER
  REPORTING
   PERSON                    5,146,816
    WITH                --------------------------------------------------------
                        7    SOLE DISPOSITIVE POWER

                             0
                        --------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                             5,146,816
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,146,816
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *  [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.99%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     CO
--------------------------------------------------------------------------------

-------------------------------                          -----------------------
  CUSIP No.   19188U107             SCHEDULE 13G           Page 3 of 9 Pages
-------------------------------                          -----------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Vision Capital Advisors, LLC (formerly known as
     Vision Opportunity Capital Management, LLC)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
   NUMBER OF            5    SOLE VOTING POWER
    SHARES
 BENEFICIALLY                0
   OWNED BY             --------------------------------------------------------
    EACH                6    SHARED VOTING POWER
  REPORTING
   PERSON                    5,146,816
    WITH                --------------------------------------------------------
                        7    SOLE DISPOSITIVE POWER

                             0
                        --------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                             5,146,816
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,146,816
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *  [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.99%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     IA
--------------------------------------------------------------------------------

-------------------------------                          -----------------------
  CUSIP No.   19188U107             SCHEDULE 13G           Page 4 of 9 Pages
-------------------------------                          -----------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Adam Benowitz
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     US Citizen
--------------------------------------------------------------------------------
   NUMBER OF            5    SOLE VOTING POWER
    SHARES
 BENEFICIALLY                0
   OWNED BY             --------------------------------------------------------
    EACH                6    SHARED VOTING POWER
  REPORTING
   PERSON                    5,146,816
    WITH                --------------------------------------------------------
                        7    SOLE DISPOSITIVE POWER

                             0
                        --------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                             5,146,816
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,146,816
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *  [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.99%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     IN
--------------------------------------------------------------------------------

-------------------------------                          -----------------------
  CUSIP No.   19188U107             SCHEDULE 13G           Page 5 of 9 Pages
-------------------------------                          -----------------------

Item 1(a).    Name of Issuer:

                  Coda Octopus Group, Inc.

Item 1(b).    Address of Issuer's Principal Executive Offices:

                  164 West 25th Street
                  6th Floor
                  New York, New York 10001

Item 2(a).    Name of Person Filing.

                  Vision Opportunity Master Fund, Ltd.
                  Vision Capital Advisors, LLC
                  Adam Benowitz

Item 2(b).    Address of Principal Business Office or, if None, Residence.

                  Vision Opportunity Master Fund, Ltd.:

                      c/o Citi Hedge Fund Services (Cayman) Limited
                      P.O. Box 1748
                      Cayman Corporate Centre
                      27 Hospital Road, 5th Floor
                      Grand Cayman KY1-1109
                      Cayman Islands

                  Vision Capital Advisors, LLC
                  Adam Benowitz:

                      20 W. 55th Street, 5th Floor
                      New York, New York 10019
                      USA

Item 2(c).    Citizenship.

                  Vision Opportunity Master Fund, Ltd. - Cayman Islands Vision Capital Advisors, LLC - Delaware
                  Adam Benowitz - US Citizen

Item 2(d).    Title of Class of Securities:

                  Common Stock, par value $0.001 per share

Item 2(e).    CUSIP Number:

                  19188U107

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                  Not Applicable

-------------------------------                          -----------------------
  CUSIP No.   19188U107             SCHEDULE 13G           Page 6 of 9 Pages
-------------------------------                          -----------------------


Item 4.       Ownership.

         The following is information regarding the aggregate number and percentage of the class of securities of the Issuer identified in Item 1 as of September 19, 2007:


         (a) Vision Opportunity Master Fund, Ltd. - 5,146,816 Vision Capital Advisors, LLC - 5,146,816
                  Adam Benowitz - 5,146,816

         (b)      Percent of class:

                  Vision Opportunity Master Fund, Ltd. - 9.99%*
                  Vision Capital Advisors, LLC - 9.99%*
                  Adam Benowitz - 9.99%*

         (c)      Number of shares as to which the person has:

                  Vision Opportunity Master Fund, Ltd.
                  -----------------------------------

                  (i)      Sole power to vote or to direct the vote: 0
                  (ii)     Shared power to vote or to direct the vote: 5,146,816
                  (iii) Sole power to dispose or to direct the disposition of: 0
                  (iv) Shared power to dispose or to direct the disposition of: 5,146,816

                  Vision Capital Advisors, LLC
                  ----------------------------

                  (i)      Sole power to vote or to direct the vote: 0
                  (ii)     Shared power to vote or to direct the vote: 5,146,816
                  (iii) Sole power to dispose or to direct the disposition of: 0
                  (iv) Shared power to dispose or to direct the disposition of: 5,146,816

                  Adam Benowitz
                  -------------

                  (i)      Sole power to vote or to direct the vote: 0
                  (ii)     Shared power to vote or to direct the vote: 5,146,816
                  (iii) Sole power to dispose or to direct the disposition of: 0
                  (iv) Shared power to dispose or to direct the disposition of: 5,146,816

* Percent of class based on 48,183,756 shares of Common Stock outstanding as of August 15, 2007 as reported on the Issuer's prospectus filed pursuant to Rule 424(b)(3) on September 11, 2007.

-------------------------------                          -----------------------
  CUSIP No.   19188U107             SCHEDULE 13G           Page 7 of 9 Pages
-------------------------------                          -----------------------


Item 5.  Ownership of Five Percent or Less of a Class.

                  Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                  Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not Applicable

Item 8.  Identification and Classification of Members of the Group.

                  Not Applicable

Item 9.  Notice of Dissolution of Group.

                  Not Applicable

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  CUSIP No.   19188U107             SCHEDULE 13G           Page 8 of 9 Pages
-------------------------------                          -----------------------


Item 10. Certification.

         Certification pursuant to ss.240.13d-1(c):

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-------------------------------                          -----------------------
  CUSIP No.   19188U107             SCHEDULE 13G           Page 9 of 9 Pages
-------------------------------                          -----------------------


                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated: September 19, 2007


                                       VISION OPPORTUNITY MASTER FUND, LTD.**

                                       By: /s/ ADAM BENOWITZ
                                           -------------------------------------
                                           Name:  Adam Benowitz
                                           Title: Portfolio Manager


                                       VISION CAPITAL ADVISORS, LLC**

                                       By: /s/ ADAM BENOWITZ
                                           -------------------------------------
                                           Name:  Adam Benowitz
                                           Title: Managing Member


                                       /s/ ADAM BENOWITZ
                                       -----------------------------------------
                                       ADAM BENOWITZ**

** Vision Capital Advisors, LLC (the "Investment Manager") serves as investment manager to Vision Opportunity Master Fund, Ltd. (the "Master Fund"), the record owner of the subject securities. Adam Benowitz is the managing member of the Investment Manager and the Master Fund's portfolio manager. Each Reporting Person disclaims beneficial ownership of all securities other than those owned of record by such Reporting Person.

                                  EXHIBIT INDEX

Exhibit No.       Document
-----------       ----------------------------------------

    1             Joint Filing Agreement

                                    Exhibit 1


                             JOINT FILING AGREEMENT


         In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, par value $0.001 per share, of Coda Octopus Group, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing.


      Dated:  September 19, 2007


                                       VISION OPPORTUNITY MASTER FUND, LTD.

                                       By: /s/ ADAM BENOWITZ
                                           -------------------------------------
                                           Name:  Adam Benowitz
                                           Title: Portfolio Manager


                                       VISION CAPITAL ADVISORS, LLC

                                       By: /s/ ADAM BENOWITZ
                                           -------------------------------------
                                           Name:  Adam Benowitz
                                           Title: Managing Member


                                       /s/ ADAM BENOWITZ
                                       -----------------------------------------
                                       ADAM BENOWITZ